UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2004

AMERICAN PHYSICIANS CAPITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	000-32057	38-3543910
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1301 North Hagadorn Road, East Lansing, Michigan 48823
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (517) 351-1150

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Standstill Agreement, Dated November 10, 2004
Press Release, Dated November 10, 2004

Item 1.01. Entry into a Material Definitive Agreement.

     American Physicians Capital, Inc. (the “Company”) has entered into an agreement, dated November 10, 2004 (the “Agreement”), with Stilwell Value Partners, L.P. and various affiliated entities and individuals (collectively, the “Stilwell Group”) whereby Joseph Stilwell, a representative of the Stilwell Group, will join the Company’s Board of Directors (the “Board”) for a term expiring at the 2005 annual meeting. The Company has agreed to nominate and support Mr. Stilwell and Spencer Schneider, also a representative of the Stilwell Group who was appointed to the Board pursuant to a prior standstill agreement with the Stilwell Group dated February 20, 2002, for re-election at the 2005 annual meeting for a term expiring at the 2008 annual meeting. The Agreement provides that Mr. Stilwell will also be appointed to the Company’s compensation and investment committees for so long as he remains a director and that Mr. Schneider will remain a member of the audit and governance committees during his term.

     The Agreement requires the Stilwell Group to vote all of the Company shares that it beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company’s nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company’s Board. The Stilwell Group has represented to the Company that it currently beneficially owns 705,980 shares of the Company’s common stock. The Stilwell Group has also agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors or officers, (iii) acquiring or retaining beneficial ownership of more than 9.9% of the Company’s common stock, or (iv) proposing certain transactions with other companies that result in a “change in control” of the Company.

     If the Stilwell Group’s beneficial ownership of Company common stock becomes less than 5% of the Company’s outstanding shares (other than as a result of an increase in the number of outstanding shares), then the Stilwell Group must notify the Company and the Board may require either Stilwell or Schneider (at the discretion of the Stilwell Group) to tender his resignation from the Board and all applicable Board committees.

     The Agreement will terminate and both Stilwell and Schneider are required to tender their resignations from the Board and all committees at the request of the Board upon the earlier of (i) a reduction in the Stilwell Group’s beneficial ownership of common stock to less than 1%, (ii) the acquisition by another person of more than 50% of the Company’s voting stock (by merger or otherwise), (iii) the failure of certain entities in the Stilwell Group to continue to exist as legal entities, (iv) the death or incapacity of Mr. Stilwell or (v) November 10, 2007. In addition, the Stilwell Group may terminate the Agreement at any time upon 15 days written notice to the Company and the resignations of Messrs. Stilwell and Schneider. The Agreement will terminate and the resignations will become effective at the end of the 15 day period unless withdrawn by the Stilwell Group.

     The Agreement also contains a release by the Stilwell Group of any claims it has or may have against any of the Company’s current directors or officers based upon any act, omission or failure to act occurring prior or subsequent to the date of the Agreement. Such waiver does not extend to enforcement of the Agreement itself or criminal acts.

     The Agreement is attached hereto as Exhibit 10 and incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective November 10, 2004, Joseph Stilwell was appointed to the Company’s Board. In connection with this election, Mr. Stilwell was named to the compensation and investment committees of the Board. Mr. Stilwell has held the position of general partner with Stilwell Associates, L.P., a private investment fund, since 1993. Mr. Stilwell was appointed to the Board pursuant to the Agreement described in Item 1.01 above.

     The information disclosed in Item 1.01 above is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10	Standstill Agreement, dated November 10, 2004

99.1	Press Release, dated November 10, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 15, 2004	AMERICAN PHYSICIANS CAPITAL, INC.
	By:	/s/ R. Kevin Clinton
R. Kevin Clinton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10	Standstill Agreement, dated November 10, 2004
99.1	Press Release, dated November 10, 2004